UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 26, 2005

                     BATTLE MOUNTAIN GOLD EXPLORATION CORP.
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             (Exact name of registrant as specified in its charter)

            Nevada                  000-50399            86-1066675
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(State or other jurisdiction      (Commission         (IRS Employer
      of incorporation)           File Number)      Identification No.)

        ONE EAST LIBERTY STREET, SIXTH FLOOR, SUITE 9, RENO, NEVADA 89504
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            (Address of principal executive offices)      (Zip Code)

Registrant's telephone number, including area code (775) 686-6081

                                      N/A
                                      ---
                        (Former name or former address,
                          if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSAL OF ASSETS.

     On November 26, 2005, Battle Mountain Gold Exploration Corp. ("BMGX") entered into a Letter of Intent ("LOI") to acquire 50 % of the total issued and outstanding membership units ("Units") of Pediment Gold LLC ("PGL") from Nevada Gold Exploration Solutions, LLC and the exclusive rights to its proprietary water chemistry database, GIS database, water sampling protocol and vapor phase geochemistry for use in Nevada. BMGX currently owns 50% of the total issued and outstanding membership units of PGL and this acquisition will result in BMGX owning 100% of the total issued and outstanding membership units of PGL.

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     In reliance upon the parties' anticipated mutually satisfactory negotiation of a definitive agreement for the purchase of the Units of PGL, BMGX will fund the 2005 Field Reconnaissance Program to completion in a maximum amount of $150,000. These monies will be used by PGL to continue to explore the Nevada Great Basin area using Nevada Gold Exploration Solutions' (Nevada Gold Exploration Solutions, LLC or "NGXS") proprietary Water Chemistry Database, GIS Database, Sampling Protocol and Vapor Phase Geochemistry.

     The material terms of the LOI are as follows:

Non-Binding Terms

1. BMGX will transfer an additional one million (1,000,000) shares of BMGX restricted common stock to the members of NGXS in exchange for the Units of PGL.

2. As of this date, PGL assets include the Hot Pot project area, the Fletcher Junction project area and all mineral prospects identified or acquired in Nevada as part of the PGL 2004 and 2005 field reconnaissance programs.

3. BMGX will transfer an additional two million (2,000,000) shares of BMGX restricted common stock to the members of NGXS in exchange for the exclusive rights to its proprietary water chemistry database, GIS database, water sampling protocol and vapor phase geochemistry in Nevada.

4. NGXS will retain the exclusive rights to its proprietary water chemistry database, GIS database and proprietary water sampling protocol for world-wide application outside of Nevada.

5. NGXS shall have the right of first refusal on any prospect not acquired (leased, staked, or otherwise), or acquired and subsequently rejected, by BMGX. A rejected property is one that BMGX has decided not to evaluate or advance for any reason. Prospects identified by PGL's 2004 and 2005 exploration programs shall be subject to acquisition by BMGX until January 1, 2008. Upon expiration, either party may acquire any of the available prospects for their own account without any consideration to the other party. Likewise, any future BMGX exploration for a given calendar year shall be subject to acquisition by BMGX for the following 24 months, after which NGXS may compete and acquire land.

6.   On a quarterly or semi-annual basis, under the direction of Wade
     Hodges and/or Kenneth Tullar, a recommended field program, schedule and budget for the following quarter or semi-annual period will be submitted to the Company's management and/or Board of Directors for review and approval.

7. The Acquisition Agreement will replace the Members' Agreement and Operating Agreement between BMGX and NGXS in its entirety and will constitute the entire agreement between the parties.

Binding Terms

1. NGXS grants BMGX an exclusive option ("Option") to purchase 50% of the total issued and outstanding membership units of PGL, the proprietary water chemistry database, GIS database, water sampling protocol and vapor phase geochemistry technology for use in Nevada, and a suspension of payment obligations until March 31, 2006 in order for BMGX to complete certain financing activities.

2. Within five business days of signing this Letter of Intent, $150,000 (as referenced above) will be deposited in the PGL account.

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3.   Upon completion of the field work for the 2005 field reconnaissance program, Wade Hodges and Ken Tullar will compile and present to the BMGX management and/or Board of Directors the program's results before January 31, 2006. The compilation will include prioritized recommendations (based on sampling results, geology, land status, etc.) for land acquisitions and site- specific work recommendations ( to include descriptions of the work, work sequences, itemized costs and time requirements)from the site identified from the 2004 and 2005 field reconnaissance efforts.

4. The parties intend to execute a formal Acquisition Agreement, replacing this Letter of Intent, by March 31, 2006.

5. By January 31, 2006, BMGX will deliver to an escrow account 3,000,000 shares of the Company's restricted common stock for distribution to NGXS. Upon BMGX's completion of its financing for a minimum of eight million dollars ($8,000,000), the purchase of the Repadre assets and the signing of a formal acquisition agreement for PGL, the BMGX shares will be distributed to NGXS.

6. Execution of the formal Acquisition Agreement is contingent upon completion of the Repadre asset purchase transaction.

7. Should BMGX not complete its financing and/or not complete the Repadre transaction and/or choose not to continue funding PGL activities, BMGX and NGXS will immediately meet to equitably divide the assets developed from BMGX's investment in both PGL and the payments to the members of NGXS.


ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS.

(c)     Exhibits.

Exhibit No.     Description
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10.1            Letter of Intent, dated November 26, 2005

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BATTLE MOUNTAIN GOLD EXPLORATION CORP.

By: /s/ James E. McKay
    -----------------
    James E. McKay
    Chief Executive Office

Dated:  December 1, 2005

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